April [__], 2012

Dear Morgan Stanley Shareholder:

I am writing to seek your support for our annual advisory vote on pay, as well as your support of the amendment to our employee equity share plan that provides for additional shares necessary to cover 2012 compensation and would extend the term of the plan, which is set to expire in May.  A year ago, Morgan Stanley asked shareholders to approve an increase in authorized shares to cover 2011 equity awards and indicated we would do the same in 2012.  This year, we are also seeking your support for an amendment to our directors’ equity plan that would provide additional shares for grants to our non-employee directors that are expected to last for five years.

Morgan Stanley has fundamentally restructured the way it pays its employees, more closely tying compensation to the Company’s long-term financial performance.  In recent years, we substantially increased the portion of year-end compensation that is deferred and subject to market risk as well as cancellation and “clawback” provisions.  For 2011, we also redesigned our “at-risk” performance stock unit program for senior executives, which only delivers value if the Company meets specific performance targets after three years, to further moderate risk-taking incentives while continuing to incent performance.  We also expanded our “clawback” provisions to apply to all long-term incentive compensation, including equity-based awards, and enhanced our processes to review circumstances that could require clawback or cancellation of previously awarded compensation.

Our focus on “at-risk” equity compensation aligns employees with shareholder interests.  It is also consistent with global regulatory principles, evolving best practices and the Company’s risk policies.  Today, however, we have only 14 million shares available for stock grants under our employee share plans, which is less than the number available at this time last year for 2011 compensation grants.  Given the significant portion of compensation granted as equity awards, the Board of Directors is asking shareholders to approve an additional 50 million shares for issuance under our 2007 Equity Incentive Compensation Plan at Morgan Stanley’s annual meeting this May, in order to maintain an appropriate mix of “at-risk” equity and cash awards.

The shares requested are intended to cover grants related to 2012 compensation.  We expect to continue to request shares on an annual basis.  In order to continue to grant equity awards under the plan in the future, the Company is also requesting a five year extension to the plan, which is currently due to expire at the annual meeting in May.

As a shareholder, I strongly believe that approval of these additional shares is crucial to the Company’s ongoing success, for several reasons:

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At Morgan Stanley, equity awards help to foster an ownership culture.  They are a critical tool in driving shareholder value and in recruiting, retaining and motivating top talent across economic cycles.  These equity awards are delivered as a component of – not in addition to – an employee’s total year-end incentive compensation, and protect the interests of shareholders.

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Long-term incentive awards encourage executives not to leave the Company for a competitor.  If the amendment to the plan is not approved, the Company will be at a significant competitive disadvantage.  Our ability to retain employees would be compromised since employees would have less equity at risk and competitors would be better able to “poach” our best people.  In addition, our lack of equity awards would make it difficult to attract employees from companies that have equity compensation programs of their own.

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Without additional shares, the Company would be compelled to substitute an increased cash component for employee compensation – which is directly contrary to our objectives, shareholder interests, regulatory guidance and practices advocated by corporate governance experts.

In 2011, Morgan Stanley made significant progress by addressing a number of outstanding strategic and legacy issues − including the conversion of Mitsubishi UFJ Financial Group, Inc.’s preferred investment into common stock and the comprehensive settlement with MBIA.  We also achieved market share gains across our institutional businesses, as well as significant net flows into our Global Wealth Management and Asset Management platforms.  This year, we made disciplined compensation decisions that reflected shareholder input, the broader economic environment, and the fact that the Company’s financial performance did not meet all of our priorities for the year.  That is why my own compensation as CEO was down 25% from last year and that is why we continued to pay a significant portion of our employees’ year-end compensation in deferred awards that are subject to market risk as well as cancellation and clawback provisions over a three-year period.

Separately, in order to continue to grant equity awards to non-employee members of our Board of Directors as a significant part of annual director compensation and align their interests with our shareholders, we are requesting 750,000 additional shares under our Directors’ Equity Capital Accumulation Plan.  The Company last requested shareholder approval for additional shares under this plan in 2002 and this share request is expected to last for five years.

It is critically important that we continue to foster an ownership culture by providing a direct link between employees, directors and shareholders, and that we remain competitive in the market for talent.  We need additional shares for grants to accomplish both of these goals.

Please support our efforts by voting FOR our advisory vote on pay and the amendments to our plans, as well as by following the Board’s voting recommendations on the other agenda items.

We have provided additional information in the attached document.  I’m also happy to discuss this further if you have any questions.  If you need assistance in voting your shares, please contact our proxy solicitors at 1-800-290-6429.

Thank you for your continued support of Morgan Stanley.

Sincerely,

James P. Gorman
Chairman and Chief Executive Officer